FIRST TRUST EXCHANGE-TRADED FUND III
                        (a Massachusetts Business Trust)

          AMENDED AND RESTATED ESTABLISHMENT AND DESIGNATION OF SERIES
                       (EFFECTIVE AS OF JANUARY 22, 2014)

      WHEREAS, the initial Trustee of the Trust, acting pursuant to Section 4.9 of the Declaration of Trust dated January 9, 2008 (the "Declaration"), divided the Shares of the Trust into two series of shares of beneficial interests in the Trust (each, a "Series") as of that same date as set forth on Schedule A to the
Declaration: First Trust Target Mega Cap Fund and First Trust Target International Mega Cap Fund;

      WHEREAS, by vote of at least a majority of the Trustees of the Trust, at a meeting held on December 14, 2009, the Trustees determined not to bring the initial two Series to market, and therefore terminated such Series and designated two additional Series to be named First Trust Developed International Markets AlphaDEX Fund and First Trust Emerging Markets AlphaDEX Fund;

      WHEREAS, by vote of at least a majority of the Trustees of the Trust, at a meeting held on September 19, 2011, the Trustees of the Trust determined to not bring the First Trust Developed International Markets AlphaDEX Fund and First Trust Emerging Markets AlphaDEX Fund to market, and therefore terminated such Series and designated an additional Series to be named First Trust Preferred Securities and Income ETF;

      WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on June 10, 2013, amended and restated the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate two additional series to be named First Trust Inflation Managed Sovereign Debt ETF and First Trust RBA Quality Income ETF;

      WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on September 16, 2013, amended and restated the Establishment and Designation of Series of Shares of Beneficial Interest in order to designate two additional series to be named First Trust Emerging Markets Local Currency Bond ETF and First Trust Managed Municipal ETF; and

      WHEREAS, by vote of at least a majority of the Trustees of the Trust, at a meeting held on January 22, 2014, the Trustees of the Trust determined to not bring the First Trust RBA Quality Income ETF under the Trust, and therefore desire to amend and restate the Establishment and Designation of Series of Shares of Beneficial Interest in order to terminate such Series and designate an additional Series to be named First Trust Long/Short Equity ETF.


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      NOW THEREFORE, by vote of at least a majority of the Trustees of the Trust on January 22, 2014, the Establishment and Designation of Series is amended and restated in its entirety as follows:

      The Trust consists of the following series of Shares (each, a "Fund" and collectively, the "Funds") that have been established and designated by the Board of Trustees:

      1.    First Trust Preferred Securities and Income ETF

      2.    First Trust Inflation Managed Sovereign Debt ETF

      3.    First Trust Emerging Markets Local Currency Bond ETF

      4.    First Trust Managed Municipal ETF

      5.    First Trust Long/Short Equity ETF

      The Series of the Trust are established and designated with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time ("Prospectus"). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.


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5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.


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      IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 22nd day of January, 2014.


/s/ W. Scott Jardine
------------------------------------
    W. Scott Jardine, Secretary
FIRST TRUST EXCHANGE-TRADED FUND III



STATE OF ILLINOIS   )
                    ) SS.
COUNTY OF DUPAGE    )

      Then personally appeared the above-named person(s) who are known to me to be the Secretary of the Trust whose name and signature are affixed to the foregoing Amended and Restated Establishment and Designation of Series and who acknowledged the same to be his free act and deed, before me this 22nd day of January, 2014.


                                            /s/ Sandra Kim Streit
                                            ----------------------------------
                                            Notary Public
                                            My Commission Expires: 5/28/2017